Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-52389, 33-54387, 33-55629, 333-32977, 333-37145, 333-79921, 333-38174, 333-53502, 333-90954, 333-97005, 333-105914, 333-138191, 333-139959, 333-155958, 333-155959, 333-168997, 333-168998 and 333-190797 on Form S-8 of our report dated March 13, 2015 relating to the consolidated financial statements of ANN INC. and its subsidiaries, and the effectiveness of the ANN INC.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ANN INC. for the year ended January 31, 2015.

/S/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 2015